Exhibit 99.1

                   APPLETON REPORTS THIRD QUARTER 2006 RESULTS

    APPLETON, Wis., Nov. 13 /PRNewswire/ -- Appleton announced today that net sales for the third quarter ended October 1, 2006, increased 3.7 percent to $272.2 million compared to net sales of $262.5 million for the same quarter of 2005. For the first nine months of 2006, net sales increased 4.2 percent to $810.1 million compared to net sales of $777.5 million for the same period of 2005.

    (Logo:  http://www.newscom.com/cgi-bin/prnh/20030106/CGM007LOGO )
    Net income for the third quarter increased 72 percent to $5.0 million compared to net income of $2.9 million for the same quarter of 2005 due primarily to a reduction in restructuring costs. Selling, general, administrative expenses, which includes distribution costs, as a percent of sales fell from 19.2 percent in the third quarter of 2005 to 18.9 percent in the third quarter of 2006.

    For the first nine months of 2006, net income was $11.8 million, a $14.1 million increase compared to the $2.3 million net loss reported for the first nine months of 2005. The improved results were driven primarily by higher sales and lower restructuring costs compared to the same period of 2005. Selling, general, administrative and expenses as a percent of sales dropped to 19.0 percent for the first three quarters of 2006 from 19.9 percent for the first three quarters of 2005.

    Technical Papers

    Technical papers net sales for the third quarter of 2006 increased 3.8 percent to $218.4 million compared to net sales of $210.5 million for the same period of 2005. For the first nine months of 2006, technical papers net sales increased 3.0 percent to $653.3 million compared to $634.4 million for the first nine months of 2005.

    During the third quarter of 2006, coated solutions net sales and volumes decreased approximately 4 percent compared to the third quarter of 2005. Coated solutions net sales for the first nine months of 2006 were approximately 4 percent lower than net sales for the first nine months of 2005.

    Thermal net sales increased approximately $12 million or 22 percent during third quarter 2006. Shipment volumes increased 27 percent compared to third quarter 2005. While all geographic regions saw substantial volume increases, Canadian and overseas markets achieved sales volume increases of more than 50 percent. For the first nine months of 2006, thermal net sales increased 22 percent compared to the same period of 2005.

    Net sales from security papers rose approximately 26 percent during third quarter 2006 compared to the same quarter of 2005 as a result of solid sales growth in many of its product offerings. During the first three quarters of 2006, net sales for security papers increased approximately 16 percent compared to the first three quarters of 2005.

    Secure and Specialized Print Services

    Net sales for third quarter 2006 decreased 7 percent from $27 million to $25 million compared to the third quarter 2005. The timing of orders and reduced demand for seasonal products were factors contributing to the decrease in net sales. Operating loss for the third quarter of 2006 was $0.2 million, an improvement of $0.8 million due primarily to lower restructuring costs compared to third quarter 2005. Comparing the first nine months of 2006 with that of 2005, net sales were relatively flat while the operating loss of $0.4 million was a $3.0 million improvement over the same period last year largely due to reduced restructuring costs and lower selling, general and administrative expenses.

    Performance Packaging

    Third quarter net sales for Appleton's performance packaging companies grew approximately 15 percent compared to third quarter 2005 as a result of stronger orders from existing customers and higher selling prices. For the first nine months of 2006, net sales grew by nearly $13 million or 18 percent compared to the same period in 2005. Operating income for both the third quarter and the first three quarters nearly doubled due to strong sales growth and improved expense control.

    Balance Sheet

    As of October 1, 2006, the Company had a cash balance of nearly $20 million. That compares to a cash balance of $6 million on July 2, 2006, and $18 million on December 31, 2005. During third quarter 2006, Appleton made debt repayments totaling $8.5 million on the senior credit facility. Total debt on the balance sheet as of October 1, 2006 was $542 million compared to $574 million as of December 31, 2005.

    During the three months ended October 1, 2006, Appleton's net working capital, excluding cash, decreased $10 million. The accrual for interest to be paid on Appleton's senior notes payable and senior subordinated notes payable accounted for the majority of this decrease.

    Capital expenditures for third quarter 2006 were $8 million compared to $7 million during third quarter 2005. Capital expenditures for the first nine months of 2006 were $18 million compared to $26 million for the first nine months of 2005.

    As a result of diversification requests, retirements and employee terminations, the Company repurchased a portion of its stock at an aggregate price of approximately $18 million during the first nine months of 2006. During the same period, the Company received approximately $5 million from the issuance of its stock as purchased by the employees using pre-tax deferrals, rollovers and loan payments.

    Earnings release conference call
    Appleton will host a conference call to discuss its third quarter 2006 results Tuesday, November 14 at 11:30 a.m. ET. The call will be broadcast through its Web site, http://www.appletonideas.com/investors . A replay will be available through December 13.

    About Appleton

    Appleton uses ideas that make a difference to create product solutions through its development and use of coating formulations and applications, encapsulation technology and secure and specialized print services. The Company produces carbonless, thermal, security and performance packaging products. Appleton is headquartered in Appleton, Wisconsin, and has manufacturing operations in Wisconsin, Ohio, Pennsylvania, Massachusetts and the United Kingdom, employs approximately 3,200 people and is 100 percent employee owned. For more information visit http://www.appletonideas.com .

    Notice regarding forward-looking statements
    This news release contains forward-looking statements. The words "will," "believes," "anticipates," "intends," "estimates," "expects," "projects," "plans," or similar expressions are intended to identify forward-looking statements. All statements in this news release other than statements of historical fact, including statements which address our strategy, future operations, future financial position, estimated revenues, projected costs, prospects, plans and objectives of management and events or developments that Appleton expects or anticipates will occur, are forward-looking statements. All forward-looking statements speak only as of the date on which they are made. They rely on a number of assumptions concerning future events and are subject to a number of risks and uncertainties, many of which are outside of Appleton's control, that could cause actual results to differ materially from such statements. These risks and uncertainties include, but are not limited to, the factors listed under the heading "Risk Factors" in Appleton's 2005 Annual Report on Form 10-K. Appleton disclaims any obligation to update or revise publicly any forward-looking statements, whether as a result of new information, future events or otherwise. Appleton Papers Inc. is a wholly- owned subsidiary of Paperweight Development Corp. Paperweight Development Corp. has guaranteed Appleton's senior credit facility and senior and senior subordinated notes.

Table 1

                              APPLETON PAPERS INC.
                      CONSOLIDATED STATEMENTS OF OPERATIONS
                                   (UNAUDITED)
                             (dollars in thousands)

                                                        For the        For the
                                                     Three Months   Three Months
                                                        Ended          Ended
                                                       October 1,     October 2,
                                                        2006           2005
                                                         ----------   ----------
Net sales                                            $    272,227   $    262,496

Cost of sales                                             202,179        193,657

Gross profit                                               70,048         68,839

Selling, general and administrative expenses               51,370         50,410
Restructuring and other charges                             1,402          3,678

Operating income                                           17,276         14,751

Interest expense                                           12,622         12,703
Interest income                                              (177)          (254)
Other expense (income)                                         23            (78)

Income before income taxes                                  4,808          2,380
Benefit for income taxes                                     (238)          (556)

Net income                                           $      5,046   $      2,936


Other Financial Data:

Operating income                                     $     17,276   $     14,751
Depreciation and amortization                              18,848         19,508

Table 2

                              Appleton Papers Inc.
                      Consolidated Statements of Operations
                                   (unaudited)
                             (dollars in thousands)

                                                        For the       For the
                                                      Nine Months    Nine Months
                                                         Ended         Ended
                                                       October 1,    October 2,
                                                          2006          2005
                                                     ------------   ------------
Net sales                                            $    810,139   $    777,506

Cost of sales                                             606,923        581,177

Gross profit                                              203,216        196,329

Selling, general and administrative expenses              153,668        155,021
Restructuring and other charges                             2,088          8,030

Operating income                                           47,460         33,278

Interest expense                                           37,206         37,261
Interest income                                              (633)          (671)
Other (income) expense                                       (281)           527

Income (loss) before income taxes                          11,168         (3,839)
Benefit for income taxes                                     (654)        (1,497)

Net income (loss)                                    $     11,822   $     (2,342)

Other Financial Data:

Operating income                                     $     47,460   $     33,278
Depreciation and amortization                              56,942         60,176

Table 3

                              Appleton Papers Inc.
                           Consolidated Balance Sheets
                                   (unaudited)
                             (dollars in thousands)

                                                                 October 1,     December 31,
                                                                    2006            2005
                                                               -------------   -------------
                    ASSETS
Current assets
  Cash and cash equivalents                                    $      19,756   $      18,422
  Accounts receivable, less allowance for
   doubtful accounts of $2,566 and
   $1,984, respectively                                              134,671         123,968
  Inventories                                                        142,982         142,592
  Other current assets                                                23,969          21,016
    Total current assets                                             321,378         305,998
Property, plant and equipment, net                                   429,457         460,357
Goodwill                                                              80,325          77,882
Intangible assets, net                                                99,817         106,238
Environmental indemnification receivable                              50,739          57,312
Other assets                                                          24,812          17,147
    Total assets                                               $   1,006,528   $   1,024,934

       LIABILITIES, REDEEMABLE COMMON STOCK,
           ACCUMULATED DEFICIT AND
      ACCUMULATED OTHER COMPREHENSIVE LOSS
Current liabilities
  Current portion of long-term debt                            $       2,057   $       7,941
  Accounts payable                                                    66,582          61,150
  Restructuring reserve                                                2,621           6,597
  Other accrued liabilities                                           94,316          84,501
    Total current liabilities                                        165,576         160,189
Senior secured notes payable                                         198,991         223,368
Revolving lines of credit                                                923           2,000
Variable rate industrial development bonds                             8,650           8,650
Postretirement benefits other than pension                            57,830          58,928
Accrued pension                                                       54,656          55,211
Environmental liability                                               75,739          82,312
Other long-term liabilities                                            9,779           7,820
Senior notes and senior subordinated
 notes payable                                                       328,900         329,000
Commitments and contingencies                                              -               -
Redeemable common stock, $0.01 par value,
 shares authorized: 30,000,000,shares issued
 and outstanding: 11,629,010 and 11,938,060,
 respectively                                                        189,281         185,292

Accumulated deficit                                                  (63,621)        (61,982)
Accumulated other comprehensive loss                                 (20,176)        (25,854)
    Total liabilities, redeemable common stock,
     accumulated deficit and accumulated other
     comprehensive loss                                        $   1,006,528   $   1,024,934

SOURCE  Appleton
    -0-                             11/13/2006
    /CONTACT: Bill Van Den Brandt, Manager, Corporate Communications of Appleton, +1-920-991-8613, or bvandenbrandt@appletonideas.com /
    /Photo:  NewsCom:  http://www.newscom.com/cgi-bin/prnh/20030106/CGM007LOGO
              AP Archive:  http://photoarchive.ap.org
              PRN Photo Desk, photodesk@prnewswire.com/
    /Web site:  http://www.appletonideas.com
                http://www.appletonideas.com/investors /